Exhibit 10.5

Change-in-Control Agreement

Date: December 18, 2007

Joel E. Legon

Avid Technology, Inc.

Avid Technology Park

One Park West

Tewksbury, MA 01876

The Board of Directors (the “Board”) of Avid Technology, Inc. (“Avid” or the “Company”) recognizes that your contributions to the future growth and success of the Company will be substantial and the Board desires to assure the Company of your continued services for the benefit of the Company, particularly in the face of a change-in-control of the Company.

This letter agreement (“Agreement”) therefore sets forth those benefits that the Company will provide to you in the event your employment within the Company is terminated after a “Change-in-Control of the Company” (as defined in Paragraph 2(i)) under the circumstances described below.

1.	TERM.

If a Change-in-Control of the Company should occur while you are still an employee of the Company, then this Agreement shall continue in effect from the date of such Change-in-Control of the Company for so long as you remain an employee of the Company, but in no event for more than twelve (12) months following such Change-in-Control of the Company; provided, however, that the expiration of the term of this Agreement shall not adversely affect your rights under this Agreement which have accrued prior to such expiration. If no Change-in-Control of the Company occurs before your status as an employee of the Company is terminated, this Agreement shall expire on such date. Prior to a Change-in-Control of the Company, (a) your employment may be terminated by the Company or by you, in each case only in accordance with the provisions of your Executive Employment Agreement dated the date hereof, and (b) this Agreement may be terminated by the Company at any time upon written notice to you, and in either such event (termination of your employment, or termination of this Agreement, prior to a Change-in-Control), you shall not be entitled to any of the benefits provided hereunder; provided, however, that the Company may not terminate this Agreement following the occurrence of a Potential Change-in-Control of the Company (as defined in Paragraph 2(ii)) unless (a) at least one year has expired since the most recent event or transaction constituting a Potential Change-in-Control of the Company and (b) in respect of a Potential Change-in-Control of the Company which previously occurred, no facts or circumstances continue to exist which, if initially occurring at the time any termination of this Agreement is to occur, would constitute a Potential Change-in-Control of the Company.

Joel E. Legon

December 18, 2007

2.	CHANGE-IN-CONTROL; POTENTIAL CHANGE-IN-CONTROL.

(i)           For purposes of this Agreement, a “Change-in-Control of the Company” shall be deemed to have occurred only if any of the following events occur:

(a)          The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”))(a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Paragraph 2(i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which satisfies the criteria set forth in clauses (A) and (B) of subparagraph (c) of this Paragraph 2(i); or

(b)          Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequently to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)          Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 40% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which as used in this Paragraph 2(i)(c) shall include, without limitation, a corporation which as a result of such transaction owns all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be and (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns,

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directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation.

(ii)          For purposes of this Agreement, a “Potential Change-in-Control of the Company” shall be deemed to have occurred if (A) the Company shall enter into a merger, acquisition or similar agreement, the consummation of which would result in the occurrence of a Change-in-Control of the Company, or (B) any person shall publicly announce an intention to take actions which if consummated would constitute a Change-in-Control of the Company. Notwithstanding the foregoing, any event or transaction which would otherwise constitute a Potential Change-in-Control of the Company shall not constitute a Potential Change-in-Control of the Company if the negotiations or other actions leading to such event or transaction were initiated by the Company (it being understood that the occurrence of such a Company-initiated event or transaction shall not affect the existence of any Potential Change-in-Control of the Company resulting from any other event or transaction).

3.	TERMINATION FOLLOWING CHANGE-IN-CONTROL.

If a Change-in-Control of the Company shall have occurred while you are still an employee of the Company, you shall be entitled to the payments and benefits provided in Paragraph 4 hereof upon the subsequent termination of your employment within twelve (12) months after such Change-in-Control, by you or by the Company, unless such termination is (a) by the Company for “Cause” (as defined below) or (b) by you other than for “Good Reason” (as defined below); in either such event, you shall not be entitled to receive benefits under this Agreement.

(i)           “Disability”. If, as a result of your incapacity due to physical or mental illness, you shall have been deemed “disabled” by the institution appointed by the Company to administer the Company’s Long-Term Disability Plan (or successor plan) because you shall have been absent from full-time performance of your duties with the Company for more than one hundred and eighty (180) days during a three hundred and sixty-five (365) day period, the Company may terminate your employment for Disability.

(ii)          “Cause”. For the purposes of this Agreement, the Company shall have “Cause” to terminate your employment only upon

(A)         the willful and continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any failure resulting from your terminating your employment with the Company for “Good Reason” (as defined below)) after a written demand for substantial performance is delivered to you by the Company which specifically identifies the manner in which the Company believes that you have not substantially performed your duties, or

(B)         a breach of the Company’s employee nondisclosure and invention assignment agreement, between you and the Company, which is not cured after ten (10) days’

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written notice from the Company (if such breach is susceptible to cure), or

(C)         the willful engaging by you in gross misconduct materially and demonstrably injurious to the Company, or

(D)         an act by you of fraud, embezzlement or other material dishonesty with respect to the Company, or

(E)          conviction of a felony or any other crime involving fraud, dishonesty or moral turpitude, or

(F)          failing or refusing to cooperate as reasonably requested in any internal or external investigation of any matter in which the Company has a material interest (financial or otherwise) in the outcome of the investigation.

For purposes of this Paragraph, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company.

(iii)        “Good Reason”. You may terminate your employment for Good Reason. For purpose of this Agreement, "Good Reason" shall mean:

(A)         a material diminution in your authority, duties or responsibility from those in effect immediately prior to a Change-in-Control of the Company, without your express written consent;

(B)         a material diminution in your base salary in effect immediately prior to a Change-in-Control of the Company, without your express written consent, other than the reduction of up to 20% for a period of not more than six (6) months which is part of an across the board proportionate reduction in the salaries of other peer executives of the Company imposed because the Company is experiencing financial hardship;

(C)         a material diminution in the authority, duties or responsibilities of the supervisor to whom you report, including a requirement that you report to a corporate officer or employee other than Company’s Chief Executive Officer, without your express written consent;

(D)         a material diminution in the budget over which you retain authority, without your express written consent;

(E)          a material change in your office location at which you perform your principal duties for the Company at the time of the Change-in-Control of the Company, without your express written consent; or

(F)          any material breach by the Company of any provision of this Agreement (including, without limitation, Paragraph 6).

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December 18, 2007

(iv)         Notice of Termination. Any termination by the Company pursuant to subparagraphs (i) or (ii) above or by you pursuant to subparagraph (iii) above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your termination under the provision so indicated. A termination pursuant to subparagraph (iii) above can occur only if you deliver a Notice of Termination to the Company within ninety (90) days after the initial occurrence of the condition giving rise to Good Reason and the Company has not cured such condition within thirty (30) days after receipt of such Notice of Termination.

(v)	Date of Termination. “Date of Termination” shall mean:

(A)         if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given,

(B)         if your employment is terminated pursuant to subparagraph (iii) above, thirty (30) days after the Company’s failure to cure the condition giving rise to Good Reason, and

(C)         if your employment is terminated for any other reason, the date on which a Notice of Termination is given (or, if a Notice of Termination is not given, the date of such termination).

4.	COMPENSATION DURING DISABILITY OR UPON TERMINATION.

(i)           If, after a Change-in-Control of the Company, you shall fail to perform your duties hereunder as a result of incapacity due to Disability, you shall continue to receive your full base salary in regular installments in accordance with the Company’s usual payment practices at the rate then in effect and any awards under the Executive/Senior Management Variable Compensation Plan or any successor plan shall continue to accrue and to be paid during such period until your employment is terminated (and, if the Company maintains a Long Term Disability Plan, you shall be eligible for coverage thereunder in accordance with the terms thereof and subject to the satisfaction of all applicable conditions, including without limitation, the timely filing of a notice of claim).

(ii)          If, after a Change-in-Control of the Company, your employment shall be terminated for Cause, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to you under this Agreement.

(iii)        If, within twelve (12) months after a Change-in-Control of the Company, the Company shall terminate your employment by reason of your death or pursuant to Paragraph 3(i), the Company shall continue to pay you, or your heirs, successors or legal representatives, as the case may be, your full base salary in regular installments in accordance with the Company’s usual payment practices at the rate then in effect until twelve (12) months after the date of such death or Disability (less the amount of any payments made to you under any long-term disability

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plan of the Company) and (b) notwithstanding any provision to the contrary in any Avid stock plan, or under the terms of any grant, award agreement or form for exercising any right under any such plan, any stock options or restricted stock awards held by you as of the date of death or Disability shall become exercisable or vested, as the case may be, as to an additional number of shares equal to the number that would have been exercisable or vested as of the end of the twelve (12) month period immediately following the date of death or Disability. The Company shall have no other liability or obligation under this Agreement to your executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through you.

(iv)         If, within twelve (12) months after a Change-in-Control of the Company, you shall terminate your employment for Good Reason or the Company shall terminate your employment, other than by reason of your death or pursuant to Paragraph 3(i) or 3(ii) hereof,

(A)         The Company shall pay you as severance pay (and without regard to the provisions of any benefit plan) in a lump sum in cash no more than thirty (30) days following the Date of Termination, the following amounts:

(x)

the sum of (A) your accrued but unpaid base salary through the Date of Termination, (B) the product of (x) the greater of your highest annual bonus earned in the two most recent full fiscal years preceding the Date of Termination and your target bonus award (at a payout factor of one) for the fiscal year in which the Date of Termination occurs, and (y) a fraction, the numerator of which is the number of days in the then current fiscal year through the Date of Termination, and the denominator of which is 365 and (C) any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the “Accrued Obligations”); and

(y)

the amount equal to one and a half (1.5) times the sum of your annual base salary at the highest rate in effect during the twelve (12) months preceding the Date of Termination and the greater of your highest annual bonus earned in the two most recent full fiscal years preceding the Date of Termination and your target bonus award (at a payout factor of one) for the fiscal year in which the Date of Termination occurs.

(B)         For an eighteen (18) month period after such termination, the Company shall arrange to provide you with dental and group health insurance benefits substantially similar

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to those that you were receiving immediately prior to such termination to the extent that the Company's plans then permit the Company to provide you with such benefits. Notwithstanding the foregoing, the Company shall not provide any such benefits to you to the extent that an equivalent benefit is received by you from another employer during such period, and you shall report any such benefit actually received by you to the Company;

(C)         Notwithstanding anything to the contrary in the applicable stock option or restricted stock agreement, the exercisability of all outstanding stock options and restricted stock awards then held by you for the purchase of common stock of the Company (or securities exchanged for such common stock in connection with the Change-in-Control of the Company) shall accelerate in full and you shall be entitled to exercise any such options until eighteen (18) months after the Date of Termination;

(D)         The Company shall continue to indemnify you against all claims related to actions arising prior to the termination of your employment to the fullest extent permitted by law;

(E)          For forty-eight (48) months from the Date of Termination, the Company or its successor shall continue to provide coverage under a directors’ and officers’ insurance policy, or an equivalent thereto, so long as the Board of Directors in good faith shall determine that the cost of such coverage is reasonable and that such coverage is available; and

(F)          You shall be entitled to full executive outplacement assistance with an agency selected by the Company’ provided that no outplacement assistance will be provided after the end of the second calendar year following the calendar year in which your Date of Termination occurred.

(v)          In order to be eligible to receive any of the salary or benefits under Paragraphs 4(iii) or 4(iv), you or your personal representative shall be required to execute and deliver to the Company (without subsequent revocation if provided for therein) a general release of claims against the Company, excluding any claims concerning the Company’s obligations under this Agreement.

(vi)         You shall not be required to mitigate the amount of any payment provided for in this Paragraph 4 by seeking other employment or otherwise, nor, except as provided in Paragraph 4(iv)(B), shall the amount of any payment provided for in this Paragraph 4 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

(vii)       Nothing in this Agreement shall prevent or limit your continuing or future participation in any plan, program, policy or practice provided by the Company to its employees and for which you may qualify nor, subject to Paragraph 11 hereof, shall anything herein limit or otherwise affect such rights as you may have under any contract or agreement between you and the Company; provided, however, that to the extent you are entitled to receive any payments hereunder upon termination of your employment, you shall not be entitled to any payments under any severance plan, program, policy or practice of the Company then in effect.

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December 18, 2007

(viii)      Payments to you under this Paragraph 4 shall be bifurcated into two portions, consisting of a portion that does not constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and a portion that does constitute nonqualified deferred compensation. Payments hereunder shall first be made from the portion that does not consist of nonqualified deferred compensation until it is exhausted and then shall be made from the portion that does constitute nonqualified deferred compensation. However, if you are a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, the commencement of the delivery of any such payments that constitute nonqualified deferred compensation will be delayed to the date that is 6 months and one day after your Date of Termination (the “Earliest Payment Date”); provided that this sentence does not apply to payments made on account of your death. Any payments that are delayed pursuant to the preceding sentence shall be paid on the Earliest Payment Date. The determination of whether, and the extent to which, any of the payments to be made to you hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions under Treasury Reg. § 1.409A-1(b)(9). Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Reg. § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which your termination of employment occurs.

5.	TAXES.

(i)           Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to you or for your benefit and/or any acceleration of vesting of any options or restricted stock awards (whether paid or payable or distributed or distributable or provided pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then the Payments shall be reduced, in the aggregate, to an amount (the “Reduced Amount”) such that the receipt of Payments would not give rise to any Excise Tax. Notwithstanding the foregoing provisions of this Paragraph 5(i), if it shall be determined that (i) the aggregate present value (determined in accordance with applicable Treasury Regulations) of the payments eliminated pursuant to the preceding sentence (the “Eliminated Payments”) exceeds by at least fifty thousand dollars ($50,000)(ii) the aggregate present value of the amount of any additional taxes that would be incurred by you if the Eliminated Payments (determined without regard to this sentence) were paid to you (including state and federal income taxes on the Eliminated Payments, any Excise Tax, and any withholding taxes) then no reduction in the Payments shall be made.

(ii)          Subject to the provisions of Paragraph 5(i), all determinations required to be made under this Paragraph 5, including whether any Payments need to be reduced or eliminated and the assumptions to be utilized in arriving at such determination, shall be made by such certified public accounting firm as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations to both the Company and you within fifteen (15) business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group affecting the Change of Control, the Company shall

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appoint another nationally recognized accounting firm to make the determinations required hereunder. All fees and expenses of the Accounting Firm shall be borne by the Company.

6.	SUCCESSOR’S BINDING AGREEMENT.

(i)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or the assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Paragraph 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(ii)          This Agreement shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

7.	COMPETITIVE ACTIVITY.

(i)           Unless the Company materially breaches this Agreement, you agree you will not while you are employed by the Company and for a period of eighteen (18) months after termination of your employment with the Company:

(A)         engage in any activity that is competitive with any business which is now, or is at any time during your employment with the Company, conducted by the Company, including without limitation becoming an employee, investor (except for passive investments of not more than one percent (1%) of the outstanding shares of, or any other equity interest in, a company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), officer, agent, partner or director of, or other participant in, any firm, person or other entity in any geographic area that competes or plans to compete with the Company in the business of the development, manufacture, promotion, distribution or sale of professional or consumer film, video or audio production tools, including but not limited to, editing, special effects, 3D, animation, live sound, broadcast or newsroom products or systems, content-creation tools, media storage or other business or services in which the Company is engaged or plans to engage at the time of Executive’s termination.

(B)         directly or indirectly assist others in engaging in any of the activities in which you are prohibited to engage by Paragraph 7(i)(A) above.

(C)         directly or indirectly either alone or in association with others (1) solicit, or permit any organization directly or indirectly controlled by you to solicit, any employee of the Company to leave the employ of the Company, or (2) solicit for employment, hire or engage as

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an independent contractor, or permit any organization directly or indirectly controlled by you to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time; provided that this clause (C) shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of one year or longer.

(D)         directly or indirectly either alone or in association with others solicit, or permit any organization directly or indirectly controlled by you to solicit, any current or future customer or supplier of the Company to cease doing business in whole or in part with the Company or otherwise adversely modify his, her or its business relationship with the Company.

(ii)          It is expressly understood and agreed that (A) although you and the Company consider the restrictions contained in this Paragraph 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Paragraph 7 is unenforceable, such restriction shall not be rendered void but shall be deemed to be enforceable to such maximum extent as such court may judicially determine or indicate to be enforceable and (B) if any restriction contained in this Agreement is determined to be unenforceable and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

8.	INJUNCTIVE RELIEF.

You acknowledge and agree that the remedy of the Company at law for any breach of the covenants and agreements contained in Paragraph 7 of this Agreement will be inadequate, and that the Company shall be entitled to injunctive relief against any such breach or threatened breach. You represent and agree that such injunctive relief shall not prohibit you from earning a livelihood acceptable to you. You hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

9.	NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all other notices to the Company should be directed to the attention to the Corporate Secretary of the Company, or to such address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.	FURTHER ASSURANCES.

Each party hereto agrees to furnish and execute such additional forms and documents, and to take such further action, as shall be reasonable and customarily required in connection with the performance of this Agreement or the payment of benefits hereunder.

Joel E. Legon

December 18, 2007

11.	ENTIRE AGREEMENT.

This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes any other agreement between the parties with respect to such subject matter, including without limitations, the Executive Employment Agreement dated the date hereof.

12.	COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one in the same instrument.

13.	LEGAL FEES AND EXPENSES.

In addition to any other benefits to which you may be entitled hereunder, the Company shall pay all reasonable legal fees and expenses which you may incur as a result of the Company’s contesting the validity, enforceability or your interpretation of, or determination under, this Agreement or otherwise as a result of any termination as a result of which you are entitled to the benefits set forth in this Agreement.

14.	MISCELLANEOUS.

(i)           No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board of Directors of the Company.

(ii)          No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any time prior or subsequent time.

(iii)        The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof).

(iv)         If any non-material provision of this Agreement shall be held invalid or unenforceable, it shall be deemed to be deleted or qualified so as to be enforceable or valid to the maximum extent permitted by law, and the remaining provisions shall continue in full force and effect.

(v)          The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(vi)         The payments to be made hereunder are intended to comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue of 1986 (“Section 409A”) and

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regulations thereunder. This Agreement shall be interpreted and construed accordingly.

(vii)       If this Agreement correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this Agreement which will then constitute our agreement on this subject.

Sincerely,

Avid Technology, Inc.

By: /s/ Nancy Hawthorne Name: Nancy Hawthorne Title: Interim Chief Executive Officer

I acknowledge receipt and agree with the foregoing terms and conditions.

/s/ Joel E. Legon
Joel E. Legon

Date: December 18, 2007